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Exhibit 21

SUBSIDIARIES

1.	Wholly owned subsidiary of First Mariner Bancorp
First Mariner Bank Mariner Capital Trust
2.	Wholly owned subsidiary of First Mariner Bank
First Mariner Mortgage Corporation Compass Properties, Inc. First Mariner Financial Services, Inc. FMB Holdings, Inc.

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  Exhibit 21
SUBSIDIARIES